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                               Exhibit 17(b)(5)

                            [Arthur Andersen Logo]


The Board of Directors
Waste Management International plc




As independent public accountants, we hereby consent to the incorporation by reference in this Transaction Statement on Schedule 13E-3 of our report dated March 3, 1998 included in the Annual Report of Waste Management International plc ("the Company") on Form 20-F for the fiscal year ended December 31, 1997. It should be noted that we have not audited any financial statements of the Company and its subsidiaries subsequent to December 31, 1997 or performed any audit procedures subsequent to the date of our report.


                                    /s/ Arthur Andersen
                                    ------------------------------
                                    Arthur Andersen
                                    Independent Public Accountants


London, England
August 28, 1998